EXHIBIT 99.1

JoS. A. Bank Clothiers Provides Fiscal Year 2012 Earnings Update

HAMPSTEAD, Md., Jan. 25, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces that net income for fiscal year 2012 is expected to be approximately 20% lower than net income for fiscal year 2011. Actual results will depend on, among other things, sales for the remainder of the year, expenses and normal year-end processing. Fiscal year 2012 is a 53-week year which will end February 2, 2013; fiscal year 2011 was a 52 week year which ended January 28, 2012.

Commenting on the earnings update, R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. stated: "Total company sales for the year will be up, but not enough to offset higher marketing expenses and lower gross margin. We are disappointed that we were not able to drive the sales gains we had expected. The fourth quarter started out slowly, as the first two weeks of fiscal November were negatively impacted by the aftermath of Hurricane Sandy, the distractions created by the presidential election and the uncertainty of the fiscal cliff. Going into the critical holiday selling season, starting on Black Friday, we believed we had a strong marketing and promotional strategy for the period. However, many of the promotional items and a large part of our holiday assortment were items that sell best in cold weather and the weather was unseasonably warm. Historically, we have had strength with these types of items, but our customers (specifically at our stores) didn't respond as well to our promotional offers as they had in the past. Our customers responded well to our suit promotions during this period, but our non-suit customers responded poorly to our holiday season offerings, even at very low prices on products such as sweaters, outerwear, hats, gloves, scarves, and jackets made of heavier fabrics such as camel's hair and cashmere. On the positive side, our Direct Marketing business continues to perform well, with double-digit sales growth so far for the fourth quarter. Despite the disappointing earnings results on a year-over-year basis, the fourth quarter and full year of fiscal 2012 will still be very profitable."

"The Company continues to maintain solid cash flows and a strong balance sheet. Additionally, during fiscal year 2012 we achieved several positive accomplishments. We opened our 600th store during the year, opened a total of 46 new stores in fiscal year 2012 and expect to open between 45 and 50 new stores in fiscal year 2013. We have continued to grow our new business initiatives such as our tuxedo rental and big and tall businesses which are starting to gain critical mass. And, for the first time we exceeded the $1 billion annual sales milestone in fiscal year 2012. We continue to remain very positive about the Company's long-term prospects," stated Mr. Black.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 602 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Maryland, and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations and results contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, including compliance with relevant legal requirements, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2012 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Maryland.
David E. Ullman
Executive Vice President/Chief Financial Officer
410-239-5715

or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-IRHome)

or Investor Relations Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com